Exhibit 99.1

Exar Acquires Assets of Infineon’s Optical Networking Product Line

Exar expands leadership position for OC-3/STM-1 to OC-192/STM-64 Multi-Rate Framer Solutions

FREMONT, California, April 7, 2005 — Exar Corporation (Nasdaq: EXAR) announced today that it has entered into a definitive agreement with Infineon Technologies North America Corp. in which Exar has agreed to acquire for cash a significant part of Infineon’s Optical Networking(ON) Business Unit. The acquisition includes assets relating to the multi-rate TDM framer products, Fiber Channel over SONET/SDH, Resilient Packet Ring (RPR), as well as certain intellectual property for Data over SONET products. The transaction is expected to close shortly.

“This transaction reaffirms Exar’s commitment to the communications market; especially to high growth sectors such as Multi-service aggregation and Data over SONET/SDH markets. We believe customers seeking highly integrated, proven silicon solutions for tomorrow’s critical applications will significantly benefit from Exar’s market-proven SONET/SDH product portfolio,” stated Dr. Roubik Gregorian, President and CEO of Exar Corporation. “These additional capabilities significantly advance the current development activities related to Data over SONET/SDH framers, enhance collaborative engagements with strategic partners on a worldwide basis, and expand our product portfolio targeting ADM, DWDM, Multi-service and Optical Switch applications. We will continue to actively seek opportunities to augment our products and technologies which could accelerate our entry into new markets. Given our strong financial position we are able to take immediate advantage of such opportunities as they come to our attention,” remarked Dr. Gregorian.

With this acquisition, Exar immediately expands its SONET/SDH product portfolio by adding industry leading products covering all data rates starting from OC-3/STM-1 to OC-192/STM-64 and supporting up to 40 Gbits/s of bandwidth or 80 Gbps full-duplex bandwidth. By leveraging its existing products and the new acquired products, Exar strengthens its offering for high-density multi-service SONET/SDH platforms as well as optical cross-connects and switches. With market leading devices such as the Cobra and Tethys, Exar’s multi-rate framers enable significant flexibility in line card design coupled with substantial cost and power savings. With industry’s highest level of integration in its class, these devices will enable equipment manufacturers to target high growth, next generation market segments without having to sacrifice legacy services provided today.

About Exar

Exar Corporation designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly-integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2004 revenues of $67.2 million, and employs approximately 265 people worldwide. For more information about the Company visit: http://www.exar.com.

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